EXHIBIT 5.2

                         COCA-COLA ENTERPRISES INC.
                                                               P. O. BOX 723040
                                                         ATLANTA, GA 31139-0040
SUZANNE N. FORLIDAS                                                770 989 3094
CORPORATE COUNSEL                                             770 989 3612 FAX



                             April 27, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

      In connection with the filing of a Registration Statement on Form S-8, I have been asked for my opinion that the Coca-Cola Company of New York, Inc. Savings and Investment Plan (the "Plan") continues to meet the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      The Plan received a favorable determination letter as to its qualified status from the Internal Revenue Service on June 29, 1995. Subsequently, the Plan was amended on December 19, 1997, by the adoption of the First Amendment. I have examined the Plan and the First Amendment, and it is my opinion that the amended provisions of the Plan comply with the applicable requirements of ERISA pertaining to such amendments and that the amendments do not adversely effect the Plan's qualification under Section 401 of the Internal Revenue Code of 1986, as amended.

      Pursuant to the requirements of the Securities Act of 1993, as amended, I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration referred to above, including any amendments thereto.

                                    Very truly yours,



                                    S/SUZANNE N. FORLIDAS



SNF/ak

cc:   Lowry F. Kline, Esquire
      E. Liston Bishop, III, Esquire